Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pfenex Inc. (the “Company”) of our report dated May 2, 2014, except for the reverse stock split described in the first paragraph of Note 17 as to which the date is June 27, 2014, relating to our audit of the Company’s consolidated financial statements as of December 31, 2012 and 2013 and for each the years then ended, which appears in the Company’s Registration Statement on Form S-1 (Registration No. 333-196539) dated July 23, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ HASKELL & WHITE LLP

San Diego, California

July 28, 2014